Exhibit 10.1(f)

PROXY

WHEREAS, Chi Lin Technology Co., Ltd. ("Chi Lin"), an entity of the Republic of China (Taiwan), doing business at No. 18, Sheng Li 1st Street, Jen Te Hsiang, Tainan County 71758, Taiwan, Republic of China, is the owner of 6,043,704 shares (the "InMedica Shares") of restricted common stock of InMedica Development Corporation, a Utah corporation ("InMedica"); and

WHEREAS, Larry Clark and Richard Bruggeman, former officers of InMedica, desire to acquire an irrevocable proxy to be able to vote the InMedica Shares owned by Chi Lin in any vote or consent of InMedica shareholders; and

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

Chi Lin hereby appoints Larry Clark and Richard Bruggeman, and any successors of them, with full power of substitution, its proxy to vote the InMedica Shares for a period commencing with the date hereof through and including May 28, 2010, at any shareholders' meeting or any consent resolution of the shareholders of InMedica, without restriction except any vote by the proxies must be unanimous. This Proxy is coupled with an interest in that Clark and Bruggeman are creditors of InMedica and continue to forebear collection of amounts owing to them based on, among other things, this Proxy being granted to enhance their security for debts due to them.  Mr. Clark and Bruggeman agree that they will be responsible to report to the U.S. Securities and Exchange Commission any change in their beneficial ownership in InMedica caused by this Proxy, pursuant to the appropriate forms under Section 16A of the Securities Exchange Act of 1934 and the Williams Act of the federal securities laws.

Dated the 28th day of January, 2010.

CHI LIN TECHNOLOGY CO., LTD
/s/ Yeou-Geng Hsu

Yeou-Geng Hsu, President